CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                             SUN RIVER MINING, INC.

         The undersigned President and Secretary of SUN RIVER MINING, INC., Inc., a Colorado corporation (the "corporation") do hereby certify that:

         The Shareholders of said corporation at a meeting duly convened on July 3, 2003, adopted resolutions to amend the Articles of Incorporation, as follows:

         ARTICLE I shall be amended to change the name to XSUNX, INC., Inc.


                                    ARTICLE I

         ARTICLE IV is hereby amended to add the Section 5 as follows:


                                   ARTICLE IV

Section 5: "Reverse Stock Split. Each share of the Corporation's Common Stock, issued and outstanding immediately prior to October 5, 2003 (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed, pursuant to a reverse stock split (the "Reverse Stock split"), into a fraction thereof of 1/20 of a share of the Corporation's outstanding Common Stock, no par value (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the October 5, 2003 represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive, upon surrender of such Old Certificates to the Corporation's Transfer Agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are classified under the terms hereof. From and after the October 5, 2003, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Corporation. Any fraction of a share of New Common Stock to which the holder would otherwise be entitled will be adjusted upward to the nearest whole share. If more than one Old Certificate shall be surrendered at one time for the account of the same Shareholder the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old certificates so surrendered. In the event that the Corporation's Transfer Agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that for fractional shares may be aggregated to a full share, if applicable. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and

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otherwise in proper form for transfer. From and after the October 5, 2003, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified until after reduced or increased in accordance with applicable law. Fractional shares will be issued."

         The number of common shares of the Corporation outstanding and entitled to vote on the Amendments to the Articles of Incorporation was 15,352,970 shares as of July 3, 2003. The above changes and amendments have been approved by a vote of a majority of stockholders attending a meeting at which a quorum was present of the class of stock outstanding and entitled to vote thereon.

         The amendments to the Articles of Incorporation were approved by the Board of Directors on June 13, 2003.


Dated: September 30, 2003

SUN RIVER MINING, INC.


By: /s/ Tom Anderson                           By: /s/ Steve Weathers
    ------------------------                       -----------------------
         President                                      Secretary